                                            Exhibit 3(h) Selling Group Agreement

American
Funds                 American Funds Distributors
Distributors(TM)      ----------------------------------------------------------
                      333 South Hope Street Los Angeles, CA 90071
                      Telephone 800/421-9900, ext. 11



                            SELLING GROUP AGREEMENT
                                      For
                   AMERICAN LEGACY III - SEPARATE ACCOUNT H
                 AMERICAN LEGACY III PLUS - SEPARATE ACCOUNT H
               AMERICAN LEGACY III C-SHARE - SEPARATE ACCOUNT H
                   AMERICAN LEGACY SHAREHOLDER'S ADVANTAGE -
                              SEPARATE ACCOUNT H
                   AMERICAN LEGACY LIFE - SEPARATE ACCOUNT F
                       AMERICAN LEGACY ESTATE BUILDER -
                              SEPARATE ACCOUNT F
                        AMERICAN LEGACY VARIABLE LIFE -
                              SEPARATE ACCOUNT J
                          AMERICAN LEGACY RETIREMENT
                     INVESTMENT PLAN - SEPARATE ACCOUNT 52
                OF THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

Ladies and Gentlemen:

     We have entered into Principal Underwriting Agreements with The Lincoln National Life Insurance Company ("Lincoln Life") and Separate Accounts F, H, J, and 52 of Lincoln Life under which we are appointed to form a selling group of duly registered and licensed brokers or dealers to distribute Individual and Group Flexible Premium Deferred Variable Annuity Contracts (the "Contracts") issued by Lincoln Life through Separate Accounts H (individual) and 52 (group); and Individual Flexible Premium Variable Life Insurance Policies (the "Policies") issued by Lincoln Life through Separate Accounts F and J. The Contracts and Policies are considered securities under the Securities Act of 1933. We have also been appointed to distribute certain fixed single premium immediate annuity Contracts issued by Lincoln Life. This Agreement is subject to all provisions of the relevant Principal Underwriting Agreements among the parties mentioned above. This Agreement on your part runs to us and to Lincoln Life and Separate Accounts F, H, J, and 52 and is for the benefit of and enforceable by each party. The terms "you" and "your" as used herein refer to the firm actually signing this Agreement as well as the signing firm's insurance agency subsidiaries, if any.

     You are authorized to offer and sell the Contracts and Policies subject to the following conditions:

     1. You represent that you are a properly registered and licensed broker or dealer under applicable federal and state securities laws and regulations and a member in good standing of the National Association of Securities Dealers ("NASD") and agree to notify us immediately if you cease to be so registered or licensed or a member in good standing of the NASD. (The provisions of the preceding sentence do not apply to a broker or dealer located in a foreign country and doing business outside the jurisdiction of the United States.)

     2. You agree to abide by all rules and regulations of the NASD, including its Conduct Rules, and to comply with all applicable federal and state laws, rules, and regulations (all of which shall control and override any provision to the contrary in this Agreement).

     You are responsible for such supervision of your registered representatives and other associated persons which will enable you to ensure that your registered representatives and associated persons are in compliance with applicable insurance and securities laws, rules, regulations, and statements of policy promulgated thereunder.

     Your authority under this Agreement extends only to the Contracts and Policies described herein.

     3. You represent that you will not sell any Contracts or Policies until you are a properly licensed insurance agent duly appointed by Lincoln Life.

     4. You will distribute the Contracts and Policies only in those jurisdictions in which the Contracts and Policies are registered or qualified for sale and only through your duly licensed registered representatives (in accordance with the rules of the NASD) who are also fully licensed with Lincoln Life to sell the Contracts or Policies in the applicable jurisdictions (in accordance with the insurance regulations and laws of such jurisdictions).

     5. All applications and initial and subsequent payments under the Contracts or Policies collected by you will be remitted promptly by you to Lincoln Life at such address as Lincoln Life may from time to time designate.

     6. You agree to indemnify and hold Lincoln Life harmless from any liabilities (and reasonable attorney fees and court costs) that may result from your actions or omissions or those of your registered representatives or other associated persons.

     7. All applications are subject to acceptance or rejection by Lincoln Life at its sole discretion. Lincoln Life will make payment of commissions directly to you with respect to the sale of the Contracts or Policies according to the schedules set forth in Commission Schedule A, except that no commissions will be paid on Contracts that are not subject to an initial or contingent deferred sales charge (other than American Legacy III C-Shares).

     8. We will use reasonable efforts to provide information and marketing assistance to you, including providing you, without charge, reasonable quantities of advertising materials, sales literature, reports, and current Prospectuses of the Contracts or Policies and of the underlying variable funding vehicle, the American Funds Insurance Series.

     9. In making all offers of the Contracts or Policies you will deliver the applicable currently effective Prospectus.

     10. You are to offer and sell the Contracts or Policies only at the regular public offering price currently determined by the applicable Separate Account in the manner described in the current applicable Prospectus or Contract or Policy and will make no representation not included in the Prospectus or Contract or Policy or in any authorized supplemental material. This Agreement is in all respects subject to all provisions of the current applicable Prospectuses.

     11. We will deliver to you and you will use only sales literature and advertising material that conforms to the requirements of federal and state laws and regulations and which have been authorized by Lincoln Life and us.

     12. The signing of this Agreement does not obligate Lincoln Life to license any particular registered representative as a salesman of Contracts or Policies. All licensing matters under any applicable state insurance law shall be handled directly by you and the registered representative involved, with all required proof of state insurance licensing furnished to Lincoln Life before commission payments may be made.

     13. You understand that with respect to American Funds Distributors, Inc. you are acting in the capacity of an independent contractor.

     14. Any party to this Agreement may cancel at any time upon written notice to all other parties, effective upon receipt.

     15. All communications to us should be sent to the above address. All communications to Lincoln Life should be sent to their address, which is listed below. Any notice to you shall be duly given if mailed or telegraphed to you at the address specified by you below.

     16. The schedules of commissions, bonuses, and allowances in this Agreement apply to Contracts and Policies initially sold through you. Compensation on Contracts and Policies initially sold through another dealer for which you become the supervising dealer will be paid to you based on the original dealer's schedule of commissions, bonuses, and allowances.

     17. Commission schedules for Contracts and Policies that are no longer being actively sold to new customers are set forth in Commission Schedule B.

     18. Three originals of this document should be executed. Two of the originals should be returned to us for our files. The Agreement shall be effective as of the date of acceptance by you, but only upon receipt by us of the two originals. This Agreement may be amended by notification from us and orders received following such notification shall be deemed to be an acceptance of such amendments. This Agreement shall be construed with the laws of the State of California.

                                    Very truly yours,
                                    American Funds Distributors, Inc.
                                    333 South Hope Street
                                    Los Angeles, CA 90071

                                    By: /s/ Kevin G. Clifford
                                       ------------------------------------


                                    The Lincoln National Life Insurance Company
                                    1300 South Clinton Street
                                    Fort Wayne, IN 46801

                                    By: /s/ Jeffrey K. Dellinger
                                        ------------------------------------



Accepted:

----------------------------------
             Firm

By:
   -------------------------------
   Signature of Officer or Partner


----------------------------------
 Print Name of Officer or Partner


Address:
        --------------------------

        --------------------------

Date:
      ----------------------------

                             COMMISSION SCHEDULE A
                             ---------------------

American Legacy III                           Commissions to Dealers
Variable Annuity                              ----------------------
----------------                              Options Described Below
Individual Contract Purchase Payments


Commission options can be chosen on a contract by contract basis by the individual registered representative. Once a commission option is chosen for a contract, it may not be changed. The commission option chosen must be indicated on the application. If no selection is made, the default will be the standard option.

Purchases and Deposits Made Prior to Owner's Attaining the Age of 81
--------------------------------------------------------------------

Standard Option:  4.75% of each purchase payment, 0.25% annual service fee for the first 84 months, 0.40% annual service fee thereafter.

Option 1:         6.00% of each purchase payment, 0.25% annual service fee after
                  84 months

Option 2:         5.10% of each purchase payment, 0.25% annual service fee

Option 3:         0.75% of each purchase payment, 0.75% annual continuing
                  commission, 0.25% annual service fee.

For the standard option, a continuing 0.25% annual service fee will be paid to dealers on the value of all Contract purchase payments beginning in the second Contract year. This service fee will be paid at the end of each calendar quarter on the quarter ending account value less purchase payments made in the previous 15 months. The service fee will increase to 0.40% annually and will be paid on quarter ending account value attributable to purchase payments that have remained in the account for more than 84 months.

Service fees for option (1) will be paid to dealers on the value of all Contract purchase payments beginning in the eighth Contract year. The service fee will be paid at the end of each calendar quarter on the quarter ending account value less purchase payments made in the previous 84 months. Service fees for options
(2) and (3) and the option (3) continuing commissions will be paid to dealers on the value of all Contract purchase payments beginning in the second Contract year. These service fees and continuing commissions will be paid at the end of each calendar quarter on the quarter ending account value less purchase payments made in the previous 15 months. Service fees and continuing commissions will continue to be paid on a particular Contract until the Contract is surrendered or annuity benefits begin to be paid under an annuity option.

Additional Deposits Made to Contracts Issued Before Age 81 At or After the Date
-------------------------------------------------------------------------------
Owner Attains the Age of 81, but Prior to Turning 86
----------------------------------------------------

If the Contract is issued to an owner under age 81, any deposit received at or after the date the owner attains age 81 and before the owner turns 86 will receive the same annual service fee and same annual continuing commission according to the commission schedule selected, but a different commission on additional purchase payments. This commission will depend on the original schedule chosen.

If the standard schedule was chosen, then a commission of 2.25% of each purchase payment will be paid on purchase payments made at or after age 81 and before age 86.

If Option (1) had been chosen, the commission is 3.00% of each purchase payment made at or after age 81 and before age 86.

If Option (2) had been chosen, the commission is 2.25% of each purchase payment made at or after age 81 and before age 86.

If Option (3) had been chosen, the commission is 0.65% of each purchase payment made at or after age 81 and before age 86.

The service fee and continuing commission will be made at the end of each calendar quarter on the quarter ending account value less purchase payments made in the previous 84 months for option (1) and 15 months for the standard option and options (2) and (3).

Newly-Established Contracts Issued At or After Age 81 and Before Age 86
-----------------------------------------------------------------------

All purchase payments made to Contracts with owner issue age at or after age 81 and before age 86 will receive one of the following commission schedules.

Standard Option: 2.25% of each purchase payment and a continuing 0.25% annual service fee.

Option 1:        3.00% of each purchase payment, 0.25% annual service fee after
                 84 months.

Option 2:        2.25% of each purchase payment, 0.25% annual service fee.

Option 3:        0.65% of each purchase payment, 0.65% annual continuing
                 commission, 0.25% annual service fee.

The service fee and continuing commission will be made at the end of each calendar quarter on the quarter ending account value less purchase payments made in the previous 94 months for option (1) and 15 months for the standard option and options (2) and (3).

Additional Deposits Made At or After Age 86 to Contracts Issued Before 86
-------------------------------------------------------------------------

If the Contract is issued to an owner under age 86, any deposit received at or after the date the owner attains the age 86 will receive the same annual service fee and the same annual continuing commission according to the commission schedule selected, but a different commission on additional purchase payments. The commission will depend on the original schedule chosen.

If the standard schedule was chosen, then a commission of 1.60% of each purchase payment will be paid on purchase payments made at or after age 86.

If Option (1) had been chosen, then the commission is 2.00% of each purchase payment made at or after age 86.

If Option (2) had been chosen, then the commission is 1.60% of each purchase payment made at or after age 86.

If Option (3) had been chosen, no initial commission is paid on additional purchase payments made at or after age 86. The Option (3) continuing commission and service fee will apply to these purchase payments.

The service fee and continuing commission will be made at the end of each calendar quarter on the quarter ending account value less purchase payments made in the previous 84 months for option (1) and 15 months for the standard option and options (2) and (3).

Newly-Established Contracts Issued At or After Age 86
-----------------------------------------------------

All purchase payments made to Contracts with owner issue age at or after age 86 will receive one of the following commission schedules.

Standard Option: 1.60% of each purchase payment, continuing 0.25% annual service fee.

Option 1:        2.00% of each purchase payment, 0.25% annual service fee after
                 84 months.

Option 2:        1.60% of each purchase payment, 0.25% annual service fee.

Option 3:     0.50% of each purchase payment, 0.55% annual continuing
              commission, 0.25% annual service fee.

The service fee and continuing commission will be paid at the end of each calendar quarter on the quarter ending account value less purchase payments made in the previous 84 months for Option (1) and 15 months for Options (2) and (3).

A separate compensation arrangement (as described below) applies to Contracts that have been annuitized. Service fee payments are subject to the continuation of the plan of distribution adopted by American Funds Insurance Series, which serves as the investment vehicle for American Legacy III, and such service fee payments may be varied or discontinued at any time.

No commission will be paid on transfers from The American Legacy or American Legacy II to American Legacy III. No commission will be paid on transfers from the American Pathway II variable annuity to American Legacy II or American Legacy III.

Annuitization
-------------

Upon annuitization of American Legacy III contracts to which no surrender charges apply, a continuing commission of 0.80% annually will be paid to dealers on "statutory reserves" which have been annuitized on a variable basis. This amount will be based on end-of-quarter reserve amounts and paid to dealers each calendar quarter. A commission of 3.00% will be paid to dealers on account values which have been annuitized on a fixed basis.

American Legacy III Plus
-------------------------

The following compensation options are available on American Legacy III Plus sales. Options can be chosen on a Contract by Contract basis by the individual registered representative. Once a compensation option is chosen for a Contract, it may not be changed. The compensation option chosen must be indicated on the application. If no selection is made, the default will be Option 2. The following options apply to purchase payments made to Contracts with owners under age 81 at the time the purchase payment is made.


 Option   Commission as Percentage of   Annual Service Fee   Annual Service Fee
  Plan        Purchase Payment (1)           Years 2-9            Years 10+
 ------   ---------------------------   ------------------   ------------------
   1                6.25%                      None                  None
   2                5.10%                      0.25%                 0.25%
   3                3.75%                      0.25%                 1.00%(2)

          (1) In the event a purchase payment qualifies for the 5.00% "bonus credit" as described in the prospectus for American Legacy III Plus, the commission amounts are reduced to 5.75%, 4.60%, and 3.25% for Option Plans 1, 2, and 3, respectively. For purposes of determining whether the 5.00% "bonus credit" and the reduced compensation apply, all purchase payments received in the first Contract year will be aggregated.

          (2) 0.25% annual service fee plus a 0.75% annual continuing commission.

For Contract purchase payments made to Contracts with owners between age 81 and age 85 at the time the purchase payment is made, a 2.50% commission will be paid and no annual service fee will apply. A 2.00% commission will be paid and no annual service fee will apply in the event a purchase payment qualifies for the 5.00% "bonus credit."

For Contract purchase payments made to Contracts with owners over age 85 at the time the purchase payment is made, a 1.50% commission will be paid and no annual service fee will apply. A 1.00% commission will be paid and no annual service fee will apply in the event a purchase payment qualifies for a 5.00% "bonus credit."

Annual service fees under Options 2 and 3 will be paid to dealers on the value of all Contract purchase payments beginning in the second Contract year. The service fee will be paid at the end of each calendar quarter on the quarter ending account value less purchase payments made in the previous 15 months. Service fee payments (but not the annual continuing commission under Option 3) are subject to the continuation of the plan of distribution adopted by the American Funds Insurance Series, which serves as the investment vehicle for American Legacy III Plus, and such service fee payments may be varied or discontinued at any time.

Annuitization
-------------

Upon annuitization of American Legacy III Plus Contracts to which no surrender charges apply, a continuing commission of 0.80% annually will be paid to dealers on "statutory reserves" that have been annuitized on a variable basis. This amount will be based on end-of-quarter reserve amounts and paid to dealers each calendar quarter. A commission of 3.00% will be paid to dealers on account values at the time they are annuitized on a fixed basis.

American Legacy III C-Share              Commissions to Dealers
---------------------------              ----------------------
Individual Contract Purchase Payments    1.75% on all individual Contract
                                         Purchase Payments made to Contracts
                                         with owners under age 81 (0.75% on all
                                         individual Contract Purchase Payments
                                         to Contracts with owners age 81 and
                                         above)

Withdrawals of up to 10% of the account value or 10% of the deposits, whichever is greater, can be made each contract year without resulting in a commission charge back. If withdrawals exceed this amount, the commissions on the excess amount will be charged back as follows: (a) 100% of the commissions paid on any deposits made within the last 12 months will be charged back first; then (b) 50% of the commissions paid on any deposits made thirteen to twenty-four months prior to the withdrawal will be charged back.

In the event of a surrender or annuitization of a purchase payment within the first 12 months after it is received, dealers agree to reimburse Lincoln Life for the entire amount of commission paid on such purchase payment. In the event of a surrender or annuitization of a purchase payment in the thirteenth month through the twenty-fourth month after it is received, dealers agree to reimburse Lincoln Life for one-half of the commission paid on such purchase payment. Purchase payments will be taken out on a first-in, first-out basis.

An annual service fee of 0.25% and an annual continuing commission of 0.75% will be paid to dealers on the value of all Contract purchase payments beginning in the second Contract year. The service fee and annual continuing commission will be paid at the end of each calendar quarter on the quarter ending account value less purchase payments made in the previous 15 months. Service fee payments (but not the annual continuing commission) are subject to the continuation of the plan of distribution adopted by the American Funds Insurance Series, which serves as the investment vehicle for American Legacy III C-Share, and such service fee payments may be varied or discontinued at any time.

Annuitization
-------------

Upon annuitization of American Legacy III C-Share Contracts, a continuing commission of 1.00% annually will be paid to dealers on "statutory reserves" which have been annuitized on a variable basis. This amount will be based on end-of-quarter reserve amounts and paid to dealers each calendar quarter. A commission of 3.00% will be paid to dealers on account values that have been annuitized on a fixed basis.

American Legacy Shareholder's Advantage
---------------------------------------

The following compensation will be paid on American Legacy Shareholder's Advantage sales:

---------------------------------------------------------------------------------------------------
                                  Commission as Percentage of        Sales Charge as Percentage of
Contract Owner's Investment*         Gross Purchase Payment              Gross Purchase Payment
---------------------------------------------------------------------------------------------------
Less than $25,000                           5.00%                               5.75%
---------------------------------------------------------------------------------------------------
$25,000 but less than $50,000               4.25%                               5.00%
---------------------------------------------------------------------------------------------------
$50,000 but less than $100,000              3.75%                               4.50%
---------------------------------------------------------------------------------------------------
$100,000 but less than $250,000             2.75%                               3.50%
---------------------------------------------------------------------------------------------------
$250,000 but less than $500,000             2.00%                               2.50%
---------------------------------------------------------------------------------------------------
$500,000 but less than $750,000             1.60%                               2.00%
---------------------------------------------------------------------------------------------------
$750,000 but less than $1,000,000           1.20%                               1.50%
---------------------------------------------------------------------------------------------------
$1,000,000 or more                          1.00%                               1.00%
---------------------------------------------------------------------------------------------------

*As defined under "Charges and Other Deductions" in the American Legacy Shareholder's Advantage prospectus. Includes the value of other American Legacy contracts and eligible mutual funds of The American Funds Group.

In addition to the commissions described above, a continuing 0.25% annual service fee will be paid to dealers on the value of all Contract purchase payments beginning in the second Contract year. The service fee will be paid at the end of each calendar quarter on the quarter ending account value less purchase payments made in the 15 months immediately preceding the quarter end. A separate compensation agreement (as described below) applies to Contracts that have been annuitized. Service fee payments are subject to the continuation of the plan of distribution adopted by American Funds Insurance Series, which serves as the investment vehicle for American Legacy Shareholder's Advantage, and such service fee payments may be varied or discontinued at any time.

Annuitization
-------------

Upon annuitization of American Legacy Shareholder's Advantage Contracts, a continuing commission of 0.25% annually will be paid to dealers on "statutory reserves" which have been annuitized on a variable basis. This amount will be based on end-of-quarter reserve amounts and paid to dealers each calendar quarter. A commission of 3.00% will be paid to dealers on account values that have been annuitized on a fixed basis.

American Legacy Life                   Commissions to Dealers
--------------------                   ----------------------
All Premiums from Policies             5.50%
Sold by Dealers

An annual 0.25% continuing commission will be paid to dealers on the value of all Policy premiums beginning in the second Policy year. This compensation will be paid at the end of each calendar quarter and will be calculated as follows:
At the end of each calendar quarter, Lincoln Life will calculate and pay for all Policies which have been in force for 15 months or more as of the last day of the quarter, an amount equal to 0.0625% of an amount equal to the excess of the Policy value over loans as of the last day of the quarter.

An additional annual 0.25% sales volume allowance will be paid to dealers maintaining a sales volume of at least $2,000,000 in each calendar year. This fee will be paid on all premiums received during the calendar year, except on any premiums on which you have received commissions in excess of 5.50%. Payments will be made to dealers every quarter after the $2,000,000 sales level is attained. Dealers must attain the $2,000,000 sales volume each calendar year to qualify for additional allowance payments.

American Legacy Estate Builder              Commissions to Dealers
------------------------------              ----------------------
All Premiums from Policies                  5.75%
Sold by Dealers

1035 Transferred Loan Amounts               1.50%

An annual 0.25% continuing commission will be paid to dealers on the value of all Policy premiums less loan amounts beginning in the second Policy year. This compensation will be paid at the end of each calendar quarter and will be calculated as follows: At the end of each calendar quarter, Lincoln Life will calculate and pay for all Policies which have been in the force for 15 months or more as of the last day of the quarter, an amount equal to 0.0625% of an amount equal to the excess of the Policy value over loans as of the last day of the quarter.

American Legacy
Retirement Investment Plan
--------------------------

Following the establishment of a Contract, a commission of 3.00% on all Contract purchase payments made during the first twelve months will be paid to dealers. During the second and third years following the establishment of a Contract, a commission of 2.00% on all Contract purchase payments made during the years will be paid to dealers. Once a Contract has been effective for 13 full calendar quarters, an annual 0.40% continuing commission will be paid to dealers on the value of all Contract purchase payments. This compensation will be paid at the end of each calendar quarter in an amount equal to 0.10% of quarter ending account value.

American Legacy Variable Life           Commissions to Dealers
-----------------------------           ----------------------
All Individual Policies                 First Year:
Sold by Dealers                         -----------
                                        80% of Commissionable Premium
                                        (as specified in product rate book for
                                        American Legacy Variable Life) plus
                                        3.00% of excess premium.

                                        Renewal (years 2 through 10):
                                        -----------------------------
                                        3.00% of premiums

                                        Service Fees (years 11+):
                                        -------------------------
                                        3.00% of premiums

                                        Asset Participation Fee:
                                        ------------------------
                                        0.25% annually of net Policy Value (net
                                        of policy loans starting at the end of
                                        policy year 3 for all years).


At the end of each calendar quarter, Lincoln Life will calculate and pay the above mentioned Asset Participation Fee for all policies which have been in force for 39 months or more as of the last day of the quarter, an amount equal to 0.0625% of an amount equal to the excess of the Policy Value over loans as of the last day of the quarter.

Any commission paid on a Contract or Policy that is cancelled under the Contract's or Policy's review provisions will be repaid to Lincoln Life or charged against your account.

Sales Volume Allowance
----------------------

An additional annual 0.25% sales volume allowance will be paid to dealers maintaining a combined sales volume of at least $7,500,000 in the American Legacy III, American Legacy III Plus, American Legacy III C-Share, and the American Legacy Shareholder's Advantage variable annuities in each calendar year. The allowance will be paid on all purchase payments received during the calendar year. Payments will be made to dealers every quarter after the $7,500,000 sales level is attained. Dealers must attain the $7,500,000 sales volume each calendar year to qualify for the additional allowance payments. The $7,500,000 qualifying threshold amount may be changed from time to time in future years.

                             COMMISSION SCHEDULE B
                             ---------------------

The American Legacy
Variable Annuity                        Commissions to Dealers
-------------------                     ----------------------
All Individual Contract Purchase        4.00%
Payments Sold by Dealers

An annual 0.25% continuing commission will be paid to dealers on the value of all Contract purchase payments beginning in the second Contract year. This compensation will be paid at the end of each calendar quarter and will be calculated as follows: At the end of each calendar quarter, Lincoln Life will calculate and pay for all Contracts which have been in force for 15 months or more as of the last day of the quarter, an amount equal to 0.0625% of an amount equal to the quarter ending account value less any deposits made in the previous 15 months. This continuing commission is not paid on Contracts that have been annuitized.

With respect to each Contract year's purchase payments, an annual 0.40% persistency bonus will be paid to dealers on any "Increased Guaranteed Minimum Death Benefit" amount as described in the Contract. The first bonus will be payable at the time the guaranteed minimum death benefit is adjusted, which will be on the seventh Contract anniversary date, provided the Contract remains in effect. The amount of each bonus payment will remain constant during the period unless the "Increased Guaranteed Minimum Death Benefit" amount is reduced due to withdrawals. Withdrawals are applied to reduce the "Increased Guaranteed Minimum Death Benefit" on a first-in, first-out basis, so subsequent bonus payments would be reduced accordingly. The persistency bonus will not be paid on Contracts that have been annuitized.

Purchase payments for The American Legacy Variable Annuity are generally accepted only in connection with existing Contracts.

The American Legacy
Variable Annuity - Annuitization                     Commissions to Dealers
--------------------------------                     -----------------------
All Purchase Payments Held Five Years                4.00%
And Individual Contract Earnings which are
Annuitized (Contracts issued by Lincoln Life that are annuitized solely on a fixed basis will result in a separate Contract being issued.)

American Legacy II
Variable Annuity                 Commissions to Dealers
----------------                 ----------------------
Individual Contract Purchase     4.70% on all individual Contract
Payments Sold by Dealers         Purchase Payments to Contracts with
                                 Annuitants under age 81
                                 (2.50% on all individual Contract Purchase
                                 Payments to Contracts with annuitants
                                 age 81 and above)


An annual 0.25% continuing commission will be paid to dealers on the value of all Contract purchase payments beginning in the second Contract year. The compensation will be paid at the end of each calendar quarter and will be calculated as follows: At the end of each calendar quarter, Lincoln Life will calculate and pay for all Contracts which have been in force for 15 months or more as of the last day of the quarter, an amount equal to 0.0625% of an amount equal to the quarter ending account value less any deposits made in the previous 15 months. This continuing commission is not paid on Contracts that have been annuitized.

With respect to each Contract year's purchase payments, an annual 0.50% persistency bonus will be paid to dealers on any "Increased Guaranteed Minimum Death Benefit" amount as described in the Contract. The first bonus will be payable at the time the guaranteed minimum death benefit is adjusted, which will be on the seventh Contract anniversary of each such purchase payment. Subsequent bonus payments will be made for the next seven years on each applicable Contract anniversary date, provided the Contract remains in effect. The amount of each bonus payment will remain constant during the period, unless the "Increased Guaranteed Minimum Death Benefit" amount is reduced due to withdrawals. Withdrawals are applied to reduce the "Increased Guaranteed Minimum Death Benefit" amount on a first-in, first-out basis, so subsequent bonus payments would be reduced accordingly. The persistency bonus will not be paid on Contracts that have been annuitized.

A 0.25% commission is all that will be paid on transfers from The American Legacy to American Legacy II.

Purchase payments are generally accepted only in connection with existing Contracts.

American Legacy II
Variable Annuity - Annuitization              Commissions to Dealers
--------------------------------              ----------------------
All Purchase Payments Held                    4.70%
Five Years and Individual Contract
Earnings which are Annuitized
(Contracts issued by Lincoln Life that are annuitized solely on a fixed basis will result in a separate Contract being issued)

The American Legacy
Group Variable Annuity                        Commissions to Dealers
----------------------                        ----------------------
All Group Contract Purchase                   1.00% or 3.00%
Payments Sold by Dealers                      (as specified in the Contract)


Purchase payments are generally accepted only in connection with existing Contracts.

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

American Legacy
Group II Variable Annuity          Commissions to Dealers
-------------------------          ----------------------
All Group Contract Purchase        3.25% on all Contract Purchase
Payments Sold by Dealers           Payments sold in connection with
                                   Contracts established on or after
                                   October 15, 1993*

*3.35% commission on all Contract Purchase Payments sold in connection with Contracts established on or after December 1, 1991 and prior to October 15, 1993. 3.50% commission on all Contract Purchase Payments sold in connection with Contracts established prior to December 1, 1991. Purchase payments are generally accepted only in connection with existing Contracts.

An annual 0.25% continuing commission will be paid to dealers on the value of all Contract purchase payments beginning in the second Contract year. This compensation will be paid at the end of each calendar quarter and will be calculated as follows: At the end of each calendar quarter, Lincoln Life will calculate and pay for all Contracts which have been in force for 15 months or more as of the last day of the quarter, an amount equal to 0.0625% of an amount equal to the quarter ending account value less any deposits made in the previous 15 months.

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